Date:	January 29, 2004	EXHIBIT 99

Subject:	Baldor Electric Company
4th Qtr and YTD 2003 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the results of the fourth quarter and year 2003.

	4th Quarter				Year
	2003	2002			2003	2002
(in thousands except per share data)	14 weeks ended Jan 3 2004	13 weeks ended Dec 28 2002	% Change		53 weeks ended Jan 3 2004	52 weeks ended Dec 28 2002	% Change
Net Sales	$146,498	$135,931	+	8%	$561,391	$549,507	+	2%
Cost of Sales	106,367	97,896			409,294	396,814

Gross Profit	40,131	38,035	+	6%	152,097	152,693	–%
SG&A	28,016	26,750			106,343	107,407

Operating Profit	12,115	11,285	+	7%	45,754	45,286	+	1%
Other (Income) Expense	277	307			989	2,072
Profit Sharing	1,443	1,294			5,436	5,285

Earnings Before Income Taxes	10,395	9,684	+	7%	39,329	37,929	+	4%
Income Taxes	3,844	3,584			14,550	14,034

Net Earnings	$6,551	$6,100	+	7%	$24,779	$23,895	+	4%

Earnings Per Share – Diluted	$0.20	$0.18	+	11%	$0.74	$0.69	+	7%
Dividends Per Share	$0.14	$0.13	+	8%	$0.53	$0.52	+	2%

Average Shares Outstanding	33,307	34,552	–	4%	33,405	34,622	–	4%

John McFarland, President and CEO, remarked on the Company’s results. “Fourth quarter sales increased 8% due in part to three additional selling days. Earnings increased 7% and earnings per share increased 11% to $0.20 per share, due in part to share repurchases. For all of 2003, sales increased 2%, earnings increased 4%, and earnings per share increased 7% to $0.74. Cash flow from operations for 2003 of $62.2 million was a Company record.”

Mr. McFarland also said, “In the last eight weeks, we have seen an increase in incoming orders. We believe this order rate will continue and have recently increased our production schedules. This increase in orders and production should have a positive impact on sales and margins during the first quarter of 2004.”

R. S. Boreham, Jr., Chairman, said, “We are pleased to see increasing orders for our custom products. This increase is due to our strength in building products to customers’ specifications and delivering them quickly. We expect to see custom product sales continue to grow in the future.”

Balance Sheet Summary			Operating Margins
(in thousands)	2003	2002		Sales	Operating Margins
	Jan 3 2004	Dec 28 2002
Cash & Marketable Securities	$47,289	$51,670	Q4 ‘02	$136	8.3%
Receivables	83,200	83,630	Q1 ‘03	$137	8.4%
Inventories	112,123	113,140	Q2 ‘03	$139	8.0%
Working Capital	161,722	199,023	Q3 ‘03	$139	8.0%
Total Debt	105,284	107,175	Q4 ‘03	$146	8.3%
Shareholders’ Equity	261,488	274,598	(in millions)

Cash Flow from Operations (YTD)	$62,201	$53,574

(continued on page 2)

Date:	January 29, 2004

Subject:	Baldor Electric Company
4th Quarter and YTD 2003 Results and Discussion

Page:	2 of 2

We have prepared answers to a list of questions often asked by shareholders.

Q … Why were gross margins less than last year?

A reduction in finished goods inventory and the impact of shifting one week of annual vacation from third to fourth quarter resulted in lower absorption of fixed costs. While gross margins declined, operating margins were flat as we continued to reduce SG&A costs. During the first quarter of 2004, we are planning increased production in every plant due to higher demand and no scheduled holidays.

Q … How will increasing raw material prices impact the Company during 2004?

We are experiencing increased raw material costs. To offset these increases, we have announced a price increase effective March 1, 2004.

Q … How did your balance sheet change during the 4th quarter?

Our balance sheet continued to strengthen during the quarter. Compared to the third quarter, our cash balance increased and we improved collections of accounts receivable. Cash flow from operations grew to a record $62 million. During the year, we invested over $15 million in capital improvements and increased our dividend rate by 8%, our 10th increase in ten years. The compound annual growth rate of our dividends has been 15% since 1976.

YTD Cash Flow from Operations

2000	2001	2002	2003
$46.4	$38.3	$53.4	$62.2
	$ millions

Q … How are incoming orders?

The order rates for the last few weeks of the fourth quarter were improved and those rates continued in January. We are encouraged by the improved order rate, particularly for motors, which has allowed us to increase our scheduled production.

Q … Is this order rate sustainable?

Yes, we believe it is, because it’s coming from several areas. We are seeing orders from a wide range of industries and across our product lines. Not only are some traditional customers increasing their orders, but our new customers are ordering at increased levels as well. Distributors began to rebuild their inventories, and our international sales were up 22% for the quarter.

Q … How was your generator business this quarter?

Generator sales nearly doubled in the quarter and made up 7% of our sales. For the year, generators made up 5% of our sales and increased over 50%.

Q … Are you making any public updates in the near future?

We will make a presentation at the Gabelli & Company, Inc. 14th Annual Pump, Valve & Motor Symposium on Thursday, February 5, 2004, at 10:40 a.m. (EST) in New York City. The live presentation can be accessed from our website at www.baldor.com on the day of the presentation, and an audio archive will be available for 60 days.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “will continue”, “should”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary